Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE BYLAWS OF
AKORN, INC.
     The undersigned, the duly acting and qualified Secretary of Akorn, Inc., a Louisiana corporation (the “Company”), hereby certifies that the following amendment to the Bylaws of the Company (the “Bylaws”) was duly adopted by the Board of Directors of the Company to become effective as of April 11, 2007, pursuant to Article VIII of the Bylaws:
     The Section 1 of Article II of the Bylaws entitled “Number of Directors.” shall be deleted in its entirety and replaced with the following:
“Section 1 — Number of Directors. The number of directors shall be seven. The remaining directors, even though not constituting a quorum, may, by a majority vote, fill any vacancy on the Board (including any vacancy resulting from an increase in the authorized number of directors, or from failure of the shareholders to elect a full number of authorized directors) for an unexpired term, provided that the shareholders shall have the right, at any special meeting called for the purpose prior to such action by the Board, to fill the vacancy.”
     This foregoing statement is true and correct to the best of my knowledge, and this Certificate of Amendment is executed at Buffalo Grove, Illinois on the 13th day of April 2007.

/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell, Secretary